UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2014

MEDIACOM BROADBAND LLC

(Exact name of Registrant as specified in its charter)

Delaware	333-72440	06-1615412
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 Mediacom Way

Mediacom Park, NY 10918

(Address of principal executive offices)

Registrant’s telephone number: (845) 443-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

See disclosure contained in Item 2.03 below, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The operating subsidiaries of Mediacom Broadband LLC (the “operating subsidiaries”) have a senior secured bank credit facility (the “credit facility”) that consists of revolving credit commitments and term loans. On October 10, 2014, the operating subsidiaries terminated the existing $216.0 million of revolving credit commitments and entered into an incremental facility agreement under the credit agreement governing the credit facility (the “credit agreement”) that provided for $216.0 million of new revolving credit commitments (the “new revolver”). The new revolver expires on the earliest of (i) October 10, 2019; (ii) 91 days prior to the final maturity of any term loan under the credit facility if $200.0 million or more remains outstanding under such term loan on that date; or (iii) six months prior to the scheduled maturity date of any affiliated subordinated indebtedness that is then outstanding.

Borrowings under the new revolver bear interest at a floating rate equal to, at the discretion of the operating subsidiaries, the London Interbank Offered Rate (“LIBOR”) plus a margin ranging from 2.00% to 2.75%, or the Prime Rate (subject to a minimum as provided in the credit agreement) plus a margin ranging from 1.00% to 1.75%. Commitment fees on the unused portion of the new revolver are payable at a rate of 0.375% or 0.50%. The applicable margin on outstanding borrowings under the new revolver and commitment fees charged on the unused portion of the new revolver are determined by certain financial ratios pursuant to the credit agreement.

On the same date as the new revolver became effective, the interest coverage ratio financial covenant (as defined in the credit agreement) was amended to increase the minimum from 1.75 to 1.0 to 2.0 to 1.0.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 14, 2014

Mediacom Broadband LLC

By:	/s/ Mark E. Stephan
Mark E. Stephan
Executive Vice President and Chief Financial Officer